UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2004

CITADEL SECURITY SOFTWARE INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-33491	75-2873882
(STATE OR OTHER	(COMMISSION FILE NUMBER)	(IRS EMPLOYER
JURISDICTION OF		IDENTIFICATION NUMBER)
INCORPORATION)

TWO LINCOLN CENTRE
5420 LBJ FREEWAY, SUITE 1600
DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (214) 520-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On April 15, 2004 Citadel Security Software Inc. (Citadel) completed a Loan and Security Agreement (the Original Agreement) with Comerica Bank (Comerica), securing credit lines amounting to a total of $3,500,000. Of this amount, $750,000 was a revolving line of credit which if used would be secured by accounts receivable defined in the loan agreement. The remaining $2,750,000 credit line was available in two tranches to fund capital equipment expenditures through December 31, 2004. These loans would be secured by the capital equipment acquired with the proceeds of the borrowings. Through December 30, 2004 the Company has used the full amount of the $2,750,000 credit line to fund capital expenditures during 2004. The revolving line of credit remained unused and on December 30, 2004, Citadel and Comerica entered into a First Amendment to Loan and Security Agreement (the Amendment), pursuant to which Comerica and Citadel agreed to amend the the Original Agreement dated as of April 15, 2004 between Citadel and Comerica, to convert $750,000 of available indebtedness under the Original Agreement from revolving indebtedness to equipment financing. Comerica has advanced this $750,000 to Citadel.

As of December 28, 2004, Citadel received a waiver from Comerica related to Citadel’s non-compliance with the Minimum Fixed Charge Ratio covenant set forth in the Original Agreement. Under the terms of the Original Agreement, such non-compliance would be deemed an event of default and could result in an acceleration of all of Citadel’s indebtedness thereunder. As of December 30, 2004, $3,330,584 was outstanding in principal and interest under the Loan Agreement.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 First Amendment to Loan and Security Agreement, dated as of December 30, 2004, between Citadel Security Software, Inc. and Comerica Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Citadel Security Software Inc.
(Registrant)

By: /s/ STEVEN B. SOLOMON

Steven B. Solomon
Chief Executive Officer

Dated as of December 30, 2004